EXHIBIT 32.1

Section 1350 Certifications

I am the Principal Executive Officer of Ameritek Ventures, a Nevada corporation (the “Company”). I am delivering this certificate in connection with the Form 10-Q of the Company for the quarter ended November 30, 2018 and filed with the U.S. Securities and Exchange Commission (“Form 10-Q”).

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Ameritek Ventures (the “Company”) certifies to his knowledge that:

(1)	The Quarterly Report on Form 10-Q of the Company for the quarterly period ended November 30, 2018 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in that Form 10-Q fairly presents, in all material respects, the financial conditions and results of operations of the Company.

/s/ Clinton L. Stokes III
Clinton L. Stokes III
Principal Executive Officer

Date: January 25, 2019